UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 27, 2012 (November 26, 2012)

Date of Report (date of earliest event reported)

TRANSCEPT PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1003 W. Cutting Blvd., Suite #110

Point Richmond, California 94804

(Address of principal executive offices)

(510) 215-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 26, 2012, Transcept Pharmaceuticals, Inc. (“Transcept”) issued a press release announcing that Purdue Pharmaceutical Products, L.P. (“Purdue”), Transcept’s U.S. commercialization partner for Intermezzo® (zolpidem tartrate) sublingual tablet C-IV, will be launching a national direct-to-consumer (“DTC”) promotional campaign, including digital, print and television advertising to support Intermezzo commercialization (the “DTC Program”).

Transcept also announced that Purdue has committed $19 million to the DTC Program, and Transcept plans to provide an additional $10 million. The $29 million DTC Program will be primarily executed during the first six months of 2013. Transcept’s $10 million investment will be paid within 10 calendar days of November 26, 2012.

To reinforce the DTC Program, Purdue plans to utilize for the first time its established analgesic sales force, which consists of approximately 525 sales representatives, to promote Intermezzo to primary care prescribers and certain medical specialists. Purdue will continue to market Intermezzo to psychiatrists and other specialty prescribers with a specialty sales force of approximately 90 sales representatives who are exclusively devoted to Intermezzo.

A copy of the press release, dated November 26, 2012, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

The following Exhibit is filed as part of this Current Report on Form 8-K.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, “Transcept Pharmaceuticals Announces Broadened Intermezzo® Commercialization Strategy Including Initiation of a Direct to Consumer Advertising Campaign by Purdue Pharma” dated November 26, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCEPT PHARMACEUTICALS, INC.

Date: November 27, 2012

	By:	/s/ Leone D. Patterson
Name: Leone D. Patterson
Title: Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, “Transcept Pharmaceuticals Announces Broadened Intermezzo® Commercialization Strategy Including Initiation of a Direct to Consumer Advertising Campaign by Purdue Pharma” dated November 26, 2012.